Exhibit 99.2

NEWS RELEASE

HECLA APPOINTS TWO NEW DIRECTORS;
ANNOUNCES EX-DIVIDEND DATE FOR PREFERRED DIVIDEND

FOR IMMEDIATE RELEASE
May 9, 2005

        COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced its Board of Directors has elected to increase the number of directors on the board by two, making a total of nine directors. To fill the positions, the Board has appointed David J. Christensen and Dr. Anthony P. Taylor. Both of them are independent directors.

        Christensen and Taylor were previously members of Hecla’s Board of Directors, elected by the Preferred B Stock shareholders. The preferred director positions were created because the preferred stock was more than six payments of dividends in arrears. On Friday, the Board elected to pay all outstanding dividends in arrears, as well as a regular quarterly dividend. The decision by the Board to declare and set apart for payment the dividends in arrears eliminated the two preferred director positions.

        The dividend in arrears of $14.875 plus the regular dividend of $0.875 to holders of Preferred B Stock totals $15.75 per share, payable on July 1, 2005, to shareholders of record as of June 16, 2005. Because the total amount of the combined dividend is greater than 20% of the current share price of the preferred stock, the New York Stock Exchange has determined the ex-dividend date for the combined dividend will be July 5, 2005, the first business day following the payable date. Hecla Preferred B shareholders who subsequently sell their shares of preferred stock through the payable date for the dividends will also be selling their right to receive the dividends. Shareholders are encouraged to consult with their financial advisor regarding the specific implications of the deferral of the ex-dividend date.

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

Contact: Vicki Veltkamp, vice president — investor and public relations, 208/769-4144
Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612